STEVENSON & COMPANY CPAS LLC A PCAOB Registered Accounting Firm	12421 N Florida Ave. Suite.113 Tampa, FL 33612 {813)443-0619 (813)361-5741

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

December 18, 2015

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated December 17, 2015 of SMSA Ballinger Acquisition Corp., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our firm.

Very truly yours,

/s/ Stevenson & Company CPAS LLC

Stevenson & Company CPAS LLC
Tampa, Florida